Exhibit 99.1

IGNYTA ANNOUNCES NEW DATA HIGHLIGHTING BROAD POTENTIAL OF BOTH RXDX-106 AND ENTRECTINIB AT THE 2017 AACR ANNUAL MEETING

April 4, 2017, 01:00 PM Eastern Time

SAN DIEGO—(BUSINESS WIRE) — Ignyta, Inc. (Nasdaq: RXDX), a biotechnology company focused on precision medicine in oncology, today announced that preclinical data on RXDX-106 – which represents a novel class of immunomodulatory agents that appears to restore innate immunity in preclinical models via potent inhibition of the TYRO3, AXL and MER (or TAM) family of receptors – will be presented at the 2017 Annual Meeting of the American Association for Cancer Research (AACR) in Washington D.C. In addition, the company will also showcase its first ever data in hematological malignancies for entrectinib – an orally available, CNS-active tyrosine kinase inhibitor targeting tumors that harbor TRK, ROS1 or ALK fusions – in molecularly defined acute myeloid leukemia (AML). Entrectinib is currently being studied in a registration-enabling Phase 2 clinical trial known as STARTRK-2.

“We continue to be excited by our pipeline progress, including the emerging preclinical profile of RXDX-106 and its potential to restore and enhance a patient’s immune response to cancer,” said Jonathan Lim, M.D., Chairman and CEO of Ignyta. “Our preclinical data confirm TAM receptors as novel immuno-oncologic targets in the fight against cancer, highlighting both the single agent activity of RXDX-106, as well as a possible synergistic effect when combined with other immuno-oncology treatments such as checkpoint inhibitors. Furthermore, the preclinical data on entrectinib activity in AML highlight the rationale for studying entrectinib in molecularly defined hematological malignancies in a clinical setting, in addition to the ongoing clinical studies of entrectinib in solid tumors.”

In the RXDX-106 data to be presented, researchers studied the activity of RXDX-106 in a commonly studied syngeneic mouse colon carcinoma model in matched immunocompetent and immunocompromised mice, finding that RXDX-106 had greater tumor growth inhibition in the immunocompetent animals, which suggested that RXDX-106 effects in this system were modulated by the immune system. Immuno-phenotypic modulation by RXDX-106 was also observed in the mouse model, including an increase in tumor infiltrating lymphocytes (TILs), an increase in the ratio of M1/M2 macrophages, and an increase in expression of CD69 and PD-1 on CD8 T Cells. In another syngeneic mouse model, RXDX-106 inhibited tumor growth as a single agent and demonstrated further tumor growth inhibition in combination with anti-PD-1 or anti-CTLA-4 antibodies, which was accompanied by increased levels of IFNɣ in the blood. In a separate preclinical investigation of RXDX-106 targets, AXL and MER fusion proteins were shown to independently act as oncodrivers and, therefore, may be viable therapeutic targets for patients harboring such molecular alterations. The preclinical data to be presented at the AACR Annual Meeting suggest that RXDX-106 can act as both an anti-tumor immuno-modulator and TAM oncodriver inhibitor and support clinical development of RXDX-106 in a wide variety of cancers (Abstract number 4698; Abstract number 4191).

Researchers will also present new preclinical data investigating entrectinib as a potential treatment for patients with NTRK rearranged acute myeloid leukemias. Entrectinib treatment inhibited cell proliferation in vitro with sub-nanomolar EC50 values. In a mouse model, entrectinib treatment at clinically relevant doses resulted in tumor regression, which was accompanied by elimination of residual cancer cells from the bone marrow (Abstract number 5158). Based on these data, we intend to evaluaute entrectinib further in molecularly defined hematological malignancies.

About Ignyta, Inc.

Blazing a New Future for Patients with CancerTM

At Ignyta, we work tirelessly on behalf of patients with cancer to offer potentially life-saving, precisely targeted therapeutics (Rx) guided by companion diagnostic (Dx) tests. Our integrated Rx/Dx strategy allows us to enter uncharted territory, illuminating the molecular drivers of cancer and quickly advancing treatments to address them. This approach embraces even those patients with the rarest cancers, who have the highest unmet need and who may otherwise not have access to effective treatment options. With our pipeline of potentially first-in-class or best-in-class precision medicines, we are pursuing the ultimate goal of not just shrinking tumors, but eradicating cancer relapse and recurrence in precisely defined patient populations.

For more information, please visit: www.ignyta.com.

Forward-Looking Statements

This press release contains forward-looking statements about Ignyta as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to the development of Ignyta’s product candidates, references to our pipeline progress, including the emerging preclinical profile of RXDX-106 and its potential to restore and enhance a patient’s immune response to cancer, the possible synergistic effect of RXDX-106 when combined with other immuno-oncology treatments, the potential for AXL and MER fusion proteins to be viable therapeutic targets for patients harboring such molecular alterations and the potential advantages and first-in-class or best-in-class nature of these drug programs. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; Ignyta’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates; changes in Ignyta’s plans to develop and commercialize its product candidates; the potential for final results of the ongoing clinical trials of entrectinib or other product candidates, or any future clinical trials of entrectinib or other product candidates, to differ from preliminary or expected results; Ignyta’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; regulatory developments in the United States and foreign countries; Ignyta’s ability to obtain and maintain intellectual property protection for its product candidates; the risk that orphan drug exclusivity may not effectively protect a product from competition and that such exclusivity may not be maintained; the potential for the company to fail to maintain the CAP accreditation and CLIA certification of its diagnostic laboratory; the loss of key scientific or management personnel; competition in the industry in which Ignyta operates; and market conditions. These forward-looking statements are made as of the date of this press release, and Ignyta assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the company files with the SEC available at www.sec.gov, including without limitation Ignyta’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q.

Contacts

Ignyta, Inc.

Jacob Chacko, M.D.

CFO

858-255-5959

jc@ignyta.com